Exhibit (a)(5)(D)

For immediate release:

September 24, 2008

         PLANET HOLLYWOOD INTERNATIONAL, INC. COMPLETES ITS TENDER OFFER
                                 FOR BUCA, INC.

      NEW YORK, September 24, 2008 -- Planet Hollywood International, Inc. ("Planet Hollywood") announced today that it has completed its tender offer for all outstanding shares of common stock of BUCA, Inc. ("BUCA") (NASDAQ: BUCA). Planet Hollywood intends to complete the acquisition as soon as reasonably practicable.

      The subsequent offering period expired at 12:00 Midnight, ET, on September 23, 2008. Based on information provided by Wells Fargo Bank, N.A., as the Depositary, as of such time, an aggregate of approximately 19,337,263 Shares (including 2,371 Shares subject to guarantees of delivery) were validly tendered and not withdrawn pursuant to the Offer, representing approximately 90.3% of the outstanding Shares.

      Planet Hollywood intends to effect a "short-form" merger under Minnesota law and BUCA will become a wholly-owned subsidiary of Planet Hollywood. As a result of the merger, any shares of BUCA common stock not tendered will be cancelled and (except for shares held by Planet Hollywood or its subsidiaries, or shares for which dissenter rights are properly demanded) will be converted into the right to receive the same $0.45 in cash per share, without interest and less any required withholding taxes, that was paid in the tender offer.

      Following the merger, BUCA common stock will cease to be traded on the NASDAQ Global Market.

      Altman Group, Inc. is the Information Agent for the tender offer. For questions and information regarding the tender offer and the subsequent offering period, please call Altman Group, Inc. at (866) 530-8628 (toll free).

About Planet Hollywood

      Planet Hollywood International, Inc. is the creator and worldwide developer of consumer brands that capitalize on the universal appeal of movies, television, sports, music, and other leisure time activities. The company's worldwide operations offer products and services in the restaurant, retail, leisure, and entertainment sectors including, under license, the Planet Hollywood Resort & Casino, the hottest new property on the Las Vegas Strip featuring over 100,000 square feet of gaming, fine dining restaurants, an award-winning buffet, casual dining options, lounges and nightclubs.

Additional Information

      This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer has been made pursuant to a tender offer statement and related materials. BUCA shareholders are advised to read the tender offer statement and related materials, which have been filed by Planet Hollywood with the U.S. Securities and Exchange Commission (the "SEC"). The tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) filed by Planet Hollywood with the SEC and the solicitation/recommendation statement filed by BUCA with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer. The tender offer statement and the solicitation/recommendation statement have been mailed to all BUCA shareholders of record.

      The tender offer statement and related materials may be obtained at no charge by directing a request by mail to the Altman Group, Inc., 1200 Wall Street West, Lyndhurst, NJ 07071, or by calling toll-free at (866) 530-8628, and may also be obtained at no charge the website maintained by the SEC at www.sec.gov.

      DISCLOSURE NOTICE: The information contained in this release is as of September 24, 2008. Except as required by law, Planet Hollywood does not assume any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments. Some statements in this release may constitute forward-looking statements. Planet Hollywood cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risk that the tender offer may not be completed or the merger may not be consummated for various reasons, including the failure to satisfy the conditions precedent to the completion of the acquisition.

Press Contacts:

      Amy Sadowsky      (702) 785-5815

Investor Relations Contacts:

      The Altman Group  (866) 530-8628